THERMOGENESIS REPORTS THIRD QUARTER FISCAL 2012 RESULTS

Progress in China Continues; Company Realizes

Improvement in Cash Management

(RANCHO CORDOVA, CA), MAY 10, 2012—ThermoGenesis Corp. (NASDAQ: KOOL), a leading supplier of enabling technologies for the processing, storage and administration of cell therapies, today reported results for the third quarter of fiscal 2012.

For the quarter ended March 31, 2012, the Company reported sales of $4.9 million. This compares to revenues of $5.2 million in the third quarter a year ago and $4.8 million in the prior quarter. Disposable sales in the third quarter of fiscal 2012 were $2.9 million, compared to $3.0 million a year ago and $3.5 million in the prior quarter. ThermoGenesis reported a net loss of $1.8 million, or $0.11 per share, in the third quarter of fiscal 2012, compared to a net loss of $845,000, or $0.06 per share, in the same period a year ago. The Company’s divestiture and reorganization efforts added approximately $700,000 in additional costs during the quarter. However, the Company expects the organizational focus and cost streamlining from these efforts to yield tangible benefits in the future quarters.

The Company ended the quarter with $8.5 million in cash compared to $8.7 million at the end of the second quarter and $12.3 million at the end of fiscal 2011. The Company’s backlog at the end of the third quarter was $1.3 million.

The Company indicated the results for the third quarter included revenues of $765,000 for the final order of CryoSeal devices related to the wind down of the product line. These sales were offset by a $360,000 decline in the sales of its BioArchive® System, due to continued constrained capital budgets, and a $330,000 decrease in sales of ThermoLine devices as the Company discontinues that product line.

“During the quarter, we had two important developments relative to our initiative in China, beginning with registration approval for our BioArchive System by China’s State Food and Drug Administration (SFDA), enabling our direct commercial sale into the People’s Republic of China. In addition, Beike Biotechnology Co., Ltd., which has committed to adoption of our BioArchive and AXP® AutoXpress® Platform (AXP), became the first company in China to receive accreditation from the AABB, formerly the American Association of Blood Banks,” said Matthew Plavan, Chief Executive Officer.

“Although revenues were consistent with the prior quarter, the activities around the divestiture of our CryoSeal and ThermoLine product lines compressed our gross margins by approximately $600,000 or 12 basis points in the third quarter. Despite these headwinds, the positive impact of our January reorganization and other cash containment efforts enabled us to reduce our use of cash in the quarter to approximately $200,000,” he added.

Plavan noted that in concert with the Company’s strategy to focus on its core businesses in the regenerative medicine sector, it plans to finalize the purchase by Asahi Kasei Medical Co., Ltd. of the CryoSeal product line this quarter. “Not only will this transaction represent the final phase in our program to divest this non-core asset, it will also result in a cash payment of approximately $2 million to the Company,” Plavan said.

“By closing out the CryoSeal and ThermoLine businesses, the Company can now turn its focus entirely to its core business in regenerative medicine and achieving essential near-term milestones. These include the launch of the Arthrex Res-Q product worldwide, China market entry and AXP approval, new strategic alliances and continued organizational optimization and operating efficiency,” Plavan noted.

For the first nine months of fiscal 2012, ThermoGenesis reported revenues of $14.5 million compared to revenues of $18.0 million in the first nine months of fiscal 2011. The Company reported a net loss of $4.2 million, or $0.26 per share, compared to a net loss of $1.4 million, or $0.10 per share, in the same period a year ago.

Company’s Conference Call and Webcast

Management will hold a conference call today at 2 p.m., Pacific (5 p.m., Eastern) to review the fiscal 2012 third quarter results.

Conference call details:
Dial-in (U.S.):	1-800-860-2442
Dial-in (Internationally):	1-412-858-4600
Conference Name:	“ThermoGenesis”
To listen to the audio webcast of the call during or after the event, please visit

http://www.thermogenesis.com/investors-webcasts-and-calls.aspx

An audio replay of the conference call will be available beginning approximately two hours after completion of the call for the following five business days.

To access the replay:
Access number (U.S.):	1-877-344-7529
Access number (Internationally)	1-412-317-0088
Conference ID#:	385107

About ThermoGenesis Corp.

ThermoGenesis Corp. (www.thermogenesis.com) is a leader in developing and manufacturing automated blood processing systems and disposable products that enable the manufacture, preservation and delivery of cell and tissue therapy products. These include:

•	The BioArchive® System, an automated cryogenic device, used by cord blood stem cell banks in more than 30 countries for cryopreserving and archiving cord blood stem cell units for transplant.

•
AXP® AutoXpress® Platform (AXP), a proprietary family of automated devices that includes the AXP and the MXP® MarrowXpress® and companion sterile blood processing disposables for harvesting stem cells in closed systems. The AXP device is used for the processing of cord blood. The MXP is used for the preparation of cell concentrates, including stem cells, from bone marrow aspirates in the laboratory setting.

•
The Res-Q® 60 BMC/PRP (Res-Q), a point-of-care system designed for the preparation of cell concentrates, including stem cells, from bone marrow aspirates and whole blood for platelet rich plasma (PRP).

This press release contains forward-looking statements.  These statements involve risks and uncertainties that could cause actual outcomes to differ materially from those contemplated by the forward-looking statements. Several factors including timing of FDA and foreign regulatory approvals, changes in customer forecasts, our failure to meet customers' purchase order and quality requirements, supply shortages, production delays, changes in the markets for customers' products, introduction timing and acceptance of our new products scheduled for fiscal year 2012, and introduction of competitive products and other factors beyond our control could result in a materially different revenue outcome and/or in our failure to achieve the revenue levels we expect for fiscal 2012.  A more complete description of these and other risks that could cause actual events to differ from the outcomes predicted by our forward-looking statements is set forth under the caption "Risk Factors" in our annual report on Form 10-K and other reports we file with the Securities and Exchange Commission from time to time, and you should consider each of those factors when evaluating the forward-looking statements.

ThermoGenesis Corp.
Web site: http://www.thermogenesis.com
Contact: Investor Relations
+1-916-858-5107, or
ir@thermogenesis.com

THERMOGENESIS CORP. Condensed Consolidated Balance Sheets (Unaudited)
	March 31, 2012	June 30, 2011
ASSETS
Current assets:
Cash and cash equivalents	$8,511,000	$12,309,000
Accounts receivable, net	4,774,000	3,963,000
Inventories	6,398,000	6,348,000
Other current assets	111,000	420,000

Total current assets	19,794,000	23,040,000

Equipment	1,789,000	1,310,000
Intangible asset	355,000	--
Other assets	48,000	49,000

	$21,986,000	$24,399,000

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$2,170,000	$1,791,000
Other current liabilities	2,981,000	2,273,000

Total current liabilities	5,151,000	4,064,000

Long-term liabilities	339,000	242,000

Stockholders’ equity	16,496,000	20,093,000

	$21,986,000	$24,399,000

THERMOGENESIS CORP.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2012	2011	2012	2011
Net revenues	$4,908,000	$5,165,000	$14,542,000	$18,022,000

Cost of revenues	3,727,000	3,145,000	9,658,000	11,051,000

Gross profit	1,181,000	2,020,000	4,884,000	6,971,000

Expenses:
Selling, general and administrative	1,984,000	2,151,000	6,291,000	6,424,000

Research and development	959,000	715,000	2,919,000	2,214,000

Total operating expenses	2,943,000	2,866,000	9,210,000	8,638,000

Interest and other income, net	--	1,000	78,000	268,000

Net loss	($1,762,000)	($845,000)	($4,248,000)	($1,399,000)

Basic and diluted net loss per common share	($0.11)	($0.06)	($0.26)	($0.10)

Shares used in computing per share data	16,406,366	14,846,366	16,382,477	14,306,095

THERMOGENESIS CORP.
Condensed Consolidated Statements of Cash Flows
(Unaudited)
	Nine Months Ended March 31,
	2012	2011
Cash flows from operating activities:
Net loss	($4,248,000)	($1,399,000)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	388,000	362,000
Stock based compensation expense	651,000	761,000
Gain on disposal of equipment	--	(1,000)

Net change in operating assets and liabilities:
Accounts receivable, net	(871,000)	1,631,000
Inventories	20,000	(1,034,000)
Prepaid expenses and current assets	189,000	186,000
Other assets	1,000	(96,000)
Accounts payable	131,000	(485,000)
Accrued payroll and related expenses	463,000	173,000
Deferred revenue	71,000	(540,000)
Other liabilities	(59,000)	(543,000)
Net cash used in operating activities	(3,264,000)	(985,000)

Cash flows from investing activities:
Capital expenditures	(534,000)	(156,000)
Proceeds from sale of equipment	--	17,000
Net cash (used in)/provided by investing activities:	(534,000)	(139,000)

Cash flows from financing activities:
Exercise of stock options	--	7,000
Issuance of common stock	--	3,932,000
Payments on capital lease obligations	--	(1,000)
Net cash provided by/(used in) financing activities	--	3,938,000
Net (decrease)/increase in cash and cash equivalents	(3,798,000)	2,814,000

Cash and cash equivalents at beginning of period	12,309,000	10,731,000
Cash and cash equivalents at end of period	$8,511,000	$13,545,000